Exhibit 99.1

Nordson Corporation Delivers Record Fourth Quarter and Full Year Results for Sales, Operating Profit, Net Income and Earnings per Share

  Sales increase 14 percent from the previous year to $331 million in the fourth quarter; full year sales increase 18 percent over the prior year to $1.2 billion
  Operating profit increases to $79 million in the fourth quarter and $316 million for the year; full year operating margin reaches 26 percent of sales
  Diluted EPS expands to $0.81 in the fourth quarter and $3.25 for the year
  First quarter 2012 guidance: Sales expected in the range of $270 million to $281 million

WESTLAKE, Ohio--(BUSINESS WIRE)--December 14, 2011--Nordson Corporation (Nasdaq: NDSN) today reported record fourth quarter and full year results for the fiscal year ended October 31, 2011. Sales for the quarter were $331 million, an increase of 14 percent over the fourth quarter of the prior year. This sales improvement included an 8 percent increase in organic volume and a 3 percent increase from acquisitions, with the remainder coming from positive currency translation effects. Fourth quarter operating profit and net income increased over the same period a year ago to $79 million and $55 million, respectively. Diluted earnings per share for the quarter increased to $0.81 and include a $0.03 per share charge for short-term purchase accounting related to the acquisition of Value Plastics and a $0.02 per share charge related to restructuring activities.

“Our continued focus on meeting customer needs with innovative precision technology, application expertise and direct global service enabled us to deliver another quarter of excellent performance,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Strong top line growth coupled with the efficiency of our global team resulted in very strong operating margin of 24 percent for the quarter. Diluted earnings per share grew by 15 percent compared to a year ago, excluding one-time items in both periods. Strong free cash flow in the quarter enabled us to continue funding initiatives in new product development, supply chain optimization and continuous improvement activities. In addition to these investments in the business, we maintained our commitment to returning value to shareholders as we increased our dividend for the 48th consecutive year and we continued our share repurchase program during the quarter. In addition, we completed the acquisition of Value Plastics, a high performing growth company.”

Fourth Quarter Segment & Regional Results
“Quarterly sales grew at a double digit rate in all segments and all geographies compared to the same period a year ago, as customers continued to respond to the value we provide,” said Hilton. “Results were very strong in the Adhesive Dispensing Systems segment, where sales expanded by 14 percent and operating margin was 34 percent, excluding restructuring charges incurred in the quarter. The Advanced Technology Systems segment also delivered an excellent quarter, as sales grew by 15 percent and operating margin was 25 percent, excluding short-term purchase accounting charges. We are also pleased with our results in the Industrial Coating Systems segment, where sales increased by 11 percent and operating margin reached 15 percent.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal 2011 Full Year Results
Sales for the full fiscal year of 2011 grew to $1.2 billion, an increase of 18 percent over the previous year. Growth consisted of a 15 percent increase in organic volume, and a 3 percent increase from favorable currency translation. Growth related to the first year effect of acquisitions, less sales associated with divested product lines in 2010, was less than 1 percent. Operating profit for the year was $316 million, net income was $222 million and diluted earnings per share were $3.25, all full year records for Nordson. Excluding one- time items in both years, full year diluted earnings per share improved by 41 percent over the prior year.

“Our increasingly efficient global team continued to meet customer needs better than the competition, resulting in the strongest financial performance in Nordson’s history,” said Hilton. “For the second straight year, sales increased by double digits in every segment and geography. We leveraged our increased sales to generate outstanding full year operating margin of 26 percent. We delivered this performance while making prudent reinvestments in the business, returning value to our shareholders, and executing on our acquisition strategy. I thank all of our employees for their outstanding efforts this year and our customers for their continued trust in our technology, solutions and service.”

Order Rates and Backlog
Order rates for the 12-week period ending December 4, 2011, measured in constant currency, decreased 3 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2011 acquisitions were owned in both years.

Backlog at the end of the fourth quarter of fiscal 2011 was $131 million, an increase of 2 percent compared with $128 million at the end of the fourth quarter a year ago. Backlog amounts are calculated at October 31, 2011 exchange rates.

Outlook
For the first quarter of fiscal 2012, sales are expected to be in the range of $270 million to $281 million. This sales outlook indicates growth will be in the range of flat to up 4 percent compared to the first quarter a year ago. This growth is inclusive of organic volume of down 4 percent to flat, 3 percent growth from the first year effect of acquisitions, with an additional 1 percent currency translation benefit based on the current exchange rate environment. Diluted earnings per share are expected to be in the range of $0.54 to $0.61.

“Nordson will remain focused on growth and performance in 2012, while maintaining our proven ability to adjust to changing market conditions if necessary,” said Hilton. “Though the near-term global macroeconomic outlook remains somewhat unclear, most economists at this time expect global GDP in 2012 to grow at or slightly ahead of 2011 rates. This longer term view, combined with Nordson’s participation in emerging regions, niche applications and some still-recovering end markets, provides encouragement that as the year progresses, we will see more favorable comparisons to the prior year than the current outlook for the first quarter. Our future is bright, as we will continue to build and enhance our core, further penetrate faster growing geographies, pursue market adjacencies, and optimize our business. We will continue to drive value for our customers through our application expertise, differentiated technology and direct sales and service support. The Nordson team possesses a strong ability to execute, as demonstrated by our success over an extended period, and I am confident they will continue to perform at a high level.”

Nordson will broadcast its fourth-quarter conference call on the investor relations page of its Web site, www.nordson.com/investors, on Thursday, December 15, 2011 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation (Nasdaq: NDSN) delivers precision technology solutions to help customers succeed worldwide. The company engineers, manufactures and markets differentiated products and systems used for dispensing adhesives, coatings, sealants, biomaterials and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

FOURTH QUARTER PERIOD	NORDSON CORPORATION
Period Ending October 31, 2011	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME
	Fourth Quarter		Year-to-Date
	2011	2010	2011	2010

Net sales	$331,018	$290,182	$1,233,159	$1,041,551
Cost of sales	134,559	119,911	484,727	419,937
Selling & administrative expenses	117,524	96,993	432,889	386,781

Operating profit	78,935	73,278	315,543	234,833

Interest expense - net	(1,370)	(1,432)	(4,500)	(5,444)
Other income (expense) - net	622	1,230	3,518	1,930

Income before income taxes	78,187	73,076	314,561	231,319
Income taxes	23,512	19,520	92,197	63,271

Net Income	$54,675	$53,556	$222,364	$168,048

Return on sales	17%	18%	18%	16%
Return on average shareholders' equity	36%	45%	39%	40%

Average common shares outstanding (000's)	66,524	67,829	67,616	67,610
Average common shares and
common share equivalents (000's)	67,169	68,641	68,425	68,442

Per share:

Basic earnings	$.82	$.79	$3.29	$2.49
Diluted earnings	$.81	$.78	$3.25	$2.46

Dividends paid	$.125	$.105	$.44	$.39

FOURTH QUARTER PERIOD
Period Ending October 31, 2011
(Unaudited)

CONSOLIDATED BALANCE SHEET
	October 31	October 31
	2011	2010

Cash and marketable securities	$37,408	$50,169
Receivables	254,310	243,790
Inventories	141,912	117,721
Other current assets	43,327	39,351
Total current assets	476,957	451,031

Property, plant & equipment - net	130,883	116,395
Other assets	696,610	418,928

	$1,304,450	$986,354

Notes payable and debt due within one year	$5,697	$16,420
Accounts payable and accrued liabilities	176,464	175,494
Total current liabilities	182,161	191,914

Long-term debt	313,459	96,000
Other liabilities	237,507	193,368
Total shareholders' equity	571,323	505,072

	$1,304,450	$986,354

Other information:

Employees	4,094	3,680

Common shares outstanding (000's)	65,601	67,871

FOURTH QUARTER PERIOD	NORDSON CORPORATION
Period Ending October 31, 2011	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands)

	Fourth Quarter		% Growth over 2010			Year-to-Date		% Growth over 2010
SALES BY BUSINESS SEGMENT	2011	2010	Volume	Currency	Total	2011	2010	Volume	Currency	Total

Adhesive dispensing systems	$162,432	$142,609	10.1%	3.8%	13.9%	$611,911	$525,290	12.1%	4.4%	16.5%
Advanced technology systems	117,295	101,561	14.3%	1.2%	15.5%	438,634	369,449	17.0%	1.7%	18.7%
Industrial coating systems	51,291	46,012	9.5%	2.0%	11.5%	182,614	146,812	21.4%	3.0%	24.4%

Total sales by business segment	$331,018	$290,182	11.5%	2.6%	14.1%	$1,233,159	$1,041,551	15.2%	3.2%	18.4%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2011	2010				2011	2010

Adhesive dispensing systems	$53,120	$46,594				$210,350	$166,255
Advanced technology systems	27,177	25,307				114,903	84,247
Industrial coating systems	7,852	7,754				26,977	14,588
Corporate	(9,214)	(6,377)				(36,687)	(30,257)

Total operating profit by business segment	$78,935	$73,278				$315,543	$234,833

	Fourth Quarter		% Growth over 2010			Year-to-Date		% Growth over 2010
SALES BY GEOGRAPHIC REGION	2011	2010	Volume	Currency	Total	2011	2010	Volume	Currency	Total

United States	$84,882	$76,315	11.2%	-	11.2%	$312,328	$273,652	14.1%	-	14.1%
Americas	29,549	21,502	36.6%	0.8%	37.4%	102,077	78,058	27.0%	3.8%	30.8%
Europe	104,392	92,745	8.7%	3.9%	12.6%	390,319	336,119	12.0%	4.1%	16.1%
Japan	29,108	26,277	3.0%	7.8%	10.8%	111,003	93,318	9.2%	9.8%	19.0%
Asia Pacific	83,087	73,343	11.0%	2.3%	13.3%	317,432	260,404	19.0%	2.9%	21.9%

Total Sales by Geographic Region	$331,018	$290,182	11.5%	2.6%	14.1%	$1,233,159	$1,041,551	15.2%	3.2%	18.4%

	Fourth Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2011	2010				2011	2010

Depreciation and amortization	$7,971	$6,543				$28,776	$28,888
Capital expenditures	$5,933	$6,505				$20,239	$14,317
Dividends paid	$8,396	$7,124				$29,838	$26,439

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING DECEMBER 4, 2011
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-	United States	1%
Advanced technology systems	-6%	Americas	21%
Industrial coating systems	-1%	Europe	-6%
		Japan	1%
Total	-3%	Asia Pacific	-11%

		Total	-3%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma change in order rates were calculated as though 2011 acquisitions were owned in both years.

FOURTH QUARTER PERIOD	NORDSON CORPORATION
Period Ending October 31, 2011	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Fourth Quarter		Year-to-Date
	2011	2010	2011	2010

Diluted EPS as reported (U.S. GAAP)	$0.81	$0.78	$3.25	$2.46

Short-term inventory purchase accounting adjustments	0.03	-	0.03	-
Restructuring	0.02	0.01	0.03	0.02
Expense of withdrawing from Japan Multiemployer Pension Fund	-	-	0.03	-
Tax expense - Medicare Part D	-	-	-	0.08
Tax benefit from sale of UV product lines	-	-	-	(0.15)
Other discrete tax items	-	(0.04)	(0.07)	(0.09)

Diluted EPS as adjusted (Non-GAAP)	$0.86	$0.75	$3.27	$2.32

Adjusted EPS is not a measurement of financial performance under GAAP, and such measure should not be considered an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com